Exhibit 10.91

AMENDMENT NO. 3 TO AFFILIATION AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) to the Affiliation Agreement, dated as of April 28, 2011 (the “Affiliation Agreement”), by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”), is made and entered into as of February 28, 2012 by and between Parent and the Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Affiliation Agreement.

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to amend certain terms of the Affiliation Agreement in connection with the entry into of the Compensation and Funding Agreement and the Liquidity Support Agreement (each as defined below) as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent and the Company hereby agree as follows:

1.Amendments.

(a)Article I of the Affiliation Agreement is amended to include the following definitions:

“Compensation and Funding Agreement” shall mean that certain Compensation and Funding Agreement by and between Parent and the Company dated as of February 28, 2012.

“Liquidity Support Agreement” shall mean that certain Liquidity Support Agreement by and among Parent, the Company and the U.S. Department of Energy dated as of February 28, 2012.

(b)The definition of “Excluded Debt Incurrence” in Article I of the Affiliation Agreement is amended and restated in its entirety as follows: “ “Excluded Debt Incurrence” shall mean Non-Recourse Debt.”

(c)Section 2.2(a)(iii) of the Affiliation Agreement is amended and restated in its entirety as follows:

To the extent that Excess Shares result solely from any increase in the aggregate percentage of Beneficial Ownership of Voting Stock held by the Terra Group that results from: (i) a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any Company Controlled Corporation (which recapitalization, repurchase or other actions shall have received Disinterested Board Approval, if a majority of the members of the Company Board are then Terra Directors) that have the effect of reducing the number of shares of Voting Stock then outstanding; (ii) the issuance of Voting Stock to Terra in connection with the acquisition by the Company of Tenesol; (iii) the issuance of Voting Stock to Terra, including from the conversion into Voting Stock of Convertible Securities, in connection with the Compensation and Funding Agreement or the Liquidity Support Agreement; or (iv) the rights specified in any “poison pill” share purchase rights plan of the Company having separated from the Company Common Stock and a member of the Terra Group having exercised such rights (such Excess Shares resulting from the circumstances described in this Section 2.2(a)(iii), the “Exempt Excess Shares”).

(d)Section 3.3 of the Affiliation Agreement is amended and restated in its entirety as follows:

Board Committee Composition. Subject to the listing requirements of the principal securities exchange on which the Company's Common Stock is listed, until the first time that Terra, together with the Terra Controlled Corporations, owns (or is deemed pursuant to Section 3.1(f) to own) less than thirty percent (30%) of the Total Current Voting Power of the Company then in effect:

(a) the Audit Committee of the Company Board shall solely comprise three (3) Disinterested Directors;

(b) the Compensation Committee of the Company Board shall solely comprise two (2) Disinterested Directors and two (2) Terra Directors;

(c) the Nominating and Governance Committee of the Company Board shall solely comprise two (2) Disinterested Directors and two (2) Terra Directors; and

(d) any other standing or ad hoc committee of the Company Board shall solely comprise two (2) Disinterested Directors and two (2) Terra Directors;

provided that, a Terra Director shall not be included in the membership of any such committee the sole purpose of which is to consider any transaction for which there exists an actual conflict of interest between any member of the Terra Group, on the one hand, and the Company or its Affiliates, on the other hand, in the reasonable judgment of the Disinterested Directors.

(e)Clause (y) of the definition of “Terra Stockholder Approval Period” in Section 4.3 of the Affiliation Agreement is amended and restated in its entirety as follows: “(y) forty percent (40%) or less of the Total Current Voting Power of the Company then in effect (A) when at least $100 Million of Guarantees are outstanding or (B) for so long as the Liquidity Support Agreement remains in effect and, thereafter, for so long as (1) any loan by Parent or any of its Affiliates to the Company remains outstanding, (2) any guarantee by Parent or any of its Affiliates of any of the

Company's indebtedness remains outstanding, or (3) any other continuing obligation of Parent or any of its Affiliates to or for the benefit of the Company (other than the portion of any transaction pursuant to which Parent or any of its Affiliates purchases or receives equity of the Company) remains outstanding, in each case resulting from a Liquidity Injection (as defined in the Liquidity Support Agreement).”.

(f)Section 4.3 of the Affiliation Agreement is amended to add a new clause (i) to read as follows: “any repurchase of Company Common Stock, other than any such repurchase in connection with a tax withholding obligation arising from the grant or exercise of an award under a Company Equity Plan.”

(g)Article V of the Affiliation Agreement is amended to add a new Section 5.6 to read as follows:

“CVSR Deputy Project Manager. At all times during the Terra Stockholder Approval Period prior to the Final Completion Date (as defined in the Liquidity Support Agreement), Terra shall have the right to appoint a CVSR Deputy Project Manager, who shall have responsibilities to be agreed by Total and the Company.”

2.Agreement. All references to the “Agreement” set forth in the Affiliation Agreement shall be deemed to be references to the Affiliation Agreement as amended through the date of this Amendment.

3.Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4.Confirmation of the Affiliation Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Affiliation Agreement, as amended prior to the date of this Amendment, remain unmodified and in full force and effect. The applicable provisions of Section 6.1 through and including Section 6.14 of the Affiliation Agreement shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 3 to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

[Signature Page to Amendment No. 3 to Affiliation Agreement]

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